As filed with the Securities and Exchange Commission on February 10, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bioventus Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	81-0980861
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4721 Emperor Boulevard, Suite 100

Durham, North Carolina 27703

(919) 474-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth M. Reali

Chief Executive Officer

Bioventus Inc.

4721 Emperor Boulevard, Suite 100

Durham, North Carolina 27703

(919) 474-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles K. Ruck, Esq. Wesley C. Holmes, Esq. Latham & Watkins LLP 200 Clarendon Street Boston, Massachusetts 02116 Telephone: (212) 906-1200 Fax: (212) 751-4864	Arthur D. Robinson, Esq. Xiaohui (Hui) Lin, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000 Fax: (212) 455-2502

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-252238)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Class A common stock, $0.001 par value per share	747,500	$13.00	9,717,500	$1,060.18

(1)

Represents only the additional number of shares of Class A common stock being registered, and includes 97,500 additional shares of Class A common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-252238).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously paid a filing of $16,600.00 for the Registration Statement on Form S-1 (File No. 333-252238), which was declared effective on February 10, 2021. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $9,717,500 are hereby registered, which includes the additional shares that the underwriters have the option to purchase.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Bioventus Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of additional shares of Class A common stock, par value $0.001 per share of Registrant. This Registration Statement relates to the public offering of securities contemplated by the earlier registration statement on Form S-1, as amended (File No. 333-252238) (the “Prior Registration Statement”), which the Commission declared effective on February 10, 2021. The contents of the Prior Registration Statement, including all amendments and exhibits thereto, are incorporated by reference into this Registration Statement.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of Class A common stock offered by Registrant by 747,500 shares of its Class A common stock, which includes 97,500 shares of Class A common stock that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional shares of Class A common stock that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit no.	Description

5.1	Opinion of Latham & Watkins LLP (incorporated by reference to Exhibit 5.1 filed with the Prior Registration Statement filed on February 4, 2021)

23.1	Consent of Grant Thornton LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*

Previously filed with the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-252238), initially filed with the Securities and Exchange Commission January 20, 2020 and incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Durham, North Carolina, on this 10th day of February, 2021.

Bioventus Inc.

By:	/s/ Kenneth M. Reali
	Name:	Kenneth M. Reali
	Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on February 10, 2021:

Name	Title

/s/ Kenneth M. Reali Kenneth M. Reali	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Gregory O. Anglum Gregory O. Anglum	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* William A. Hawkins III	Chairman

* Phillip G. Cowdy	Director

* Guido J. Neels	Director

* Guy P. Nohra	Director

* David J. Parker	Director

* Susan M. Stalnecker	Director

* Martin P. Sutter	Director

By:	/s/ Kenneth M. Reali
Kenneth M. Reali
Attorney-in-fact

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